Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES THIRD QUARTER 2022 RESULTS

●	3Q22 EPS of $6.89
●	3Q22 Net Income and EBITDA of $266.0 million and $377.4 million, respectively
●	Year-over-year decrease in consolidated operating income driven primarily by lower volume in China service
●	Repurchased approximately 1.1 million shares in 3Q22
●	Signed $1 billion in vessel construction contracts for three new LNG-ready Aloha Class containerships

HONOLULU, Hawaii (November 2, 2022) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $266.0 million, or $6.89 per diluted share, for the quarter ended September 30, 2022. Net income for the quarter ended September 30, 2021 was $283.2 million, or $6.53 per diluted share. Consolidated revenue for the third quarter 2022 was $1,114.8 million compared with $1,071.6 million for the third quarter 2021.

“Matson’s differentiated ocean services performed well in the third quarter 2022, but the Company achieved lower year-over-year consolidated operating income as we saw lower demand for expedited ocean services in the Transpacific tradelane compared to the high levels of freight demand during the pandemic in the year ago period,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our CLX, CLX+ and CCX services achieved lower year-over-year volumes which contributed to the decline in our consolidated operating income. As we mentioned on our second quarter earnings call, we believed rates had likely peaked in the Transpacific tradelane for this cycle and would be in a transitional decline from the pandemic highs. Additionally, due to less demand for expedited ocean services and easing port congestion in Southern California, we decided to end our temporary CCX service in early September, about six weeks earlier than expected. Currently, we expect the next two quarters to be challenging in the Transpacific tradelane as retailers’ inventories adjust to current consumer demand levels and as ocean liners reduce vessel capacity to meet lower demand levels. To this end, for the remainder of this year and into the first quarter of 2023, we expect to experience lower year-over-year freight demand and a lower rate environment for our CLX and CLX+ services, but we expect to continue to earn a significant rate premium to the Shanghai Containerized Freight Index due to its differentiated, reliable and fast ocean services.”

Mr. Cox added, “In our domestic ocean tradelanes, we saw continued strength in Alaska with higher year-over-year volume and lower volumes in Hawaii and Guam compared to the year ago period. The year-over-year decline in Hawaii volume was impacted by the pandemic spike in demand experienced in the year ago period, and volumes for the quarter were higher than the pre-pandemic third quarter of 2019. In Logistics, operating income increased year-over-year with strength across all of the business lines as we continued to see favorable supply and demand fundamentals in our core markets.”

“Yesterday, we signed $1 billion in vessel construction contracts for three new LNG-ready Aloha Class containerships,” said Mr. Cox. “We currently anticipate the delivery of the first vessel to be in the fourth quarter of 2026 with subsequent deliveries in 2027. These Jones Act vessels will be built specifically for our CLX service with state-of-the-art green technology features and a fuel-efficient hull design, and are expected to help Matson achieve its 2030 greenhouse gas emissions goal. These vessels will also bring additional capacity to the CLX when placed into service, and we expect the additional capacity to be a meaningful contributor to net income, consolidated operating income and EBITDA.”

Third Quarter 2022 Discussion and Update on Business Conditions

Ocean Transportation: The Company’s container volume in the Hawaii service in the third quarter 2022 was 7.1 percent lower year-over-year. The decrease was primarily due to lower retail-related demand as compared to the pandemic spike in demand experienced in the year ago period. During the quarter, the Company saw continued improvement in the Hawaii economy supported by a low unemployment rate and strong tourist arrivals, including an improvement in international tourist trends. In the near-term, Matson expects continued economic growth in Hawaii supported by a relatively tight labor market and increasing tourism traffic, but there are also negative trends from a combination of economic effects that create uncertainty in the economic growth trajectory. These negative trends include weakening economic conditions in the U.S. and global economies and lower household discretionary income as a result of higher inflation, higher interest rates and the end of the pandemic-era stimulus helping personal income.

In China, the Company’s container volume in the third quarter 2022 decreased 15.1 percent year-over-year. The decrease was primarily due to (i) lower demand for the CLX, CLX+ and CCX services and (ii) one less sailing. Matson continued to realize a significant rate premium over the Shanghai Containerized Freight Index (“SCFI”) in the third quarter 2022 and achieved average freight rates that were higher than in the year ago period, but below the pandemic high freight rates achieved earlier this year. With less demand for expedited ocean services and easing port congestion in Southern California, the Company ended its temporary CCX service in early September, about six weeks earlier than expected. Currently, the Company expects the next two quarters to be challenging in the Transpacific tradelane as retailers’ inventories adjust to current consumer demand levels and as ocean liners reduce vessel capacity to meet lower demand levels. To this end, for the remainder of this year and into the first quarter of 2023, the Company expects to experience lower year-over-year freight demand and a lower rate environment for its CLX and CLX+ services, but Matson expects to continue to earn a significant rate premium to the SCFI due to its differentiated, reliable and fast ocean services.

In Guam, the Company’s container volume in the third quarter 2022 decreased 1.8 percent year-over-year primarily due to lower retail-related demand. In the near-term, the Company expects the Guam economy to continue to benefit from a recovery in tourism, but there are negative trends as a result of higher inflation, higher interest rates and the end of the pandemic-era stimulus helping personal income that creates uncertainty in the economic growth trajectory.

In Alaska, the Company’s container volume for the third quarter 2022 increased 10.6 percent year-over-year primarily due to (i) higher export seafood volume from Alaska-Asia Express (“AAX”), (ii) higher northbound volume primarily due to higher retail-related demand and volume related to a competitor’s dry-docking and (iii) higher southbound volume primarily due to higher domestic seafood volume. In the near-term, the Company expects the Alaska economy to benefit from increased energy-related exploration and production activity as a result of elevated oil prices, but there are negative trends as a result of higher inflation, higher interest rates and the end of the pandemic-era stimulus helping personal income that creates uncertainty in the economic growth trajectory.

The contribution in the third quarter 2022 from the Company’s SSAT joint venture investment was $23.4 million, or $10.4 million higher than the third quarter 2021. The increase was primarily driven by higher other terminal revenue.

Logistics: In the third quarter 2022, operating income for the Company’s Logistics segment was $20.1 million, or $4.1 million higher compared to the level achieved in the third quarter 2021. The increase was due primarily to higher contributions from all services as the Company continued to see favorable supply and demand fundamentals in its core markets.

Results By Segment

Ocean Transportation — Three months ended September 30, 2022 compared with 2021

	Three Months Ended September 30,
(Dollars in millions)	2022	2021	Change
Ocean Transportation revenue	$918.5	$863.5	$55.0	6.4%
Operating costs and expenses	(603.3)	(501.6)	(101.7)	20.3%
Operating income	$315.2	$361.9	$(46.7)	(12.9)%
Operating income margin	34.3%	41.9%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	37,700	40,600	(2,900)	(7.1)%
Hawaii automobiles	11,300	12,600	(1,300)	(10.3)%
Alaska containers	24,100	21,800	2,300	10.6%
China containers	39,500	46,500	(7,000)	(15.1)%
Guam containers	5,400	5,500	(100)	(1.8)%
Other containers (2)	6,000	5,400	600	11.1%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $55.0 million, or 6.4 percent, during the three months ended September 30, 2022, compared with the three months ended September 30, 2021. The increase was primarily due to higher fuel-related surcharge revenue, higher average freight rates in China and higher volume in Alaska, partially offset by lower volume in China and Hawaii.

On a year-over-year FEU basis, Hawaii container volume decreased 7.1 percent primarily due to lower retail-related volume; Alaska volume increased 10.6 percent primarily due to (i) higher export seafood volume from AAX, (ii) higher northbound volume primarily due to higher retail-related demand and volume related to a competitor’s dry-docking and (iii) higher southbound volume primarily due to higher domestic seafood volume; China volume was 15.1 percent lower primarily due to lower demand for the CLX, CLX+ and CCX services and one less sailing; Guam volume was 1.8 percent lower primarily due to lower retail-related demand; and Other containers volume increased 11.1 percent.

Ocean Transportation operating income decreased $46.7 million during the three months ended September 30, 2022, compared with the three months ended September 30, 2021. The decrease was primarily due to lower volume in China, higher operating costs and expenses primarily due to the CLX+ service, and higher fuel-related expenses, partially offset by higher average freight rates in China and a higher contribution from SSAT.

The Company’s SSAT terminal joint venture investment contributed $23.4 million during the three months ended September 30, 2022, compared to a contribution of $13.0 million during the three months ended September 30, 2021. The increase was primarily driven by higher other terminal revenue.

Ocean Transportation — Nine months ended September 30, 2022 compared with 2021

	Nine Months Ended September 30,
(Dollars in millions)	2022	2021	Change
Ocean Transportation revenue	$2,911.6	$2,106.9	$804.7	38.2%
Operating costs and expenses	(1,710.2)	(1,429.9)	(280.3)	19.6%
Operating income	$1,201.4	$677.0	$524.4	77.5%
Operating income margin	41.3%	32.1%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	112,400	116,100	(3,700)	(3.2)%
Hawaii automobiles	30,500	36,000	(5,500)	(15.3)%
Alaska containers	67,000	58,800	8,200	13.9%
China containers	134,800	131,200	3,600	2.7%
Guam containers	16,200	16,200	—	0.0%
Other containers (2)	17,500	14,600	2,900	19.9%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $804.7 million, or 38.2 percent, during the nine months ended September 30, 2022, compared with the nine months ended September 30, 2021. The increase was primarily due to higher revenue in China, higher fuel-related surcharge revenue, and higher revenue in Alaska. The higher revenue in China was primarily due to considerably higher average freight rates and higher volume. The higher revenue in Alaska was primarily the result of higher volume.

On a year-over-year FEU basis, Hawaii container volume decreased 3.2 percent primarily due to lower retail-related demand; Alaska volume increased 13.9 percent primarily due to (i) higher northbound volume primarily due to higher retail-related demand and volume related to a competitor’s dry-docking, (ii) higher export seafood volume from AAX and (iii) higher southbound volume primarily due to higher domestic seafood volume; China volume was 2.7 percent higher as a result of seven more eastbound voyages than the prior year; Guam volume was flat; and Other containers volume increased 19.9 percent primarily due to the addition of China-Auckland Express volume in the South Pacific.

Ocean Transportation operating income increased $524.4 million during the nine months ended September 30, 2022, compared with the nine months ended September 30, 2021. The increase was primarily due to considerably higher average freight rates and higher volume in China and a higher contribution from SSAT, partially offset by higher operating costs and expenses primarily due to the CLX+ and CCX services and higher fuel-related expenses.

The Company’s SSAT terminal joint venture investment contributed $82.1 million during the nine months ended September 30, 2022, compared to a contribution of $35.0 million during the nine months ended September 30, 2021. The increase was primarily driven by higher other terminal revenue.

Logistics — Three months ended September 30, 2022 compared with 2021

	Three Months Ended September 30,
(Dollars in millions)	2022	2021	Change
Logistics revenue	$196.3	$208.1	$(11.8)	(5.7)%
Operating costs and expenses	(176.2)	(192.1)	15.9	(8.3)%
Operating income	$20.1	$16.0	$4.1	25.6%
Operating income margin	10.2%	7.7%

Logistics revenue decreased $11.8 million, or 5.7 percent, during the three months ended September 30, 2022, compared with the three months ended September 30, 2021. The decrease was primarily due to lower transportation brokerage revenue, partially offset by higher revenue in freight forwarding, warehousing and supply chain management.

Logistics operating income increased $4.1 million, or 25.6 percent, during the three months ended September 30, 2022, compared with the three months ended September 30, 2021. The increase was primarily due to higher contributions from all services.

Logistics — Nine months ended September 30, 2022 compared with 2021

	Nine Months Ended September 30,
(Dollars in millions)	2022	2021	Change
Logistics revenue	$629.8	$551.4	$78.4	14.2%
Operating costs and expenses	(570.2)	(516.4)	(53.8)	10.4%
Operating income	$59.6	$35.0	$24.6	70.3%
Operating income margin	9.5%	6.3%

Logistics revenue increased $78.4 million, or 14.2 percent, during the nine months ended September 30, 2022, compared with the nine months ended September 30, 2021. The increase was primarily due to higher transportation brokerage revenue.

Logistics operating income increased $24.6 million, or 70.3 percent, during the nine months ended September 30, 2022, compared with the nine months ended September 30, 2021. The increase was primarily due to higher contributions from all services.

Liquidity, Cash Flows and Capital Allocation

During the third quarter of 2022, Matson deposited $565.0 million in cash to the Capital Construction Fund (“CCF”). Matson’s Cash and Cash Equivalents decreased by $39.6 million from $282.4 million at December 31, 2021 to $242.8 million at September 30, 2022, which excludes the aforementioned cash deposited into the CCF. Matson generated net cash from operating activities of $1,102.5 million during the nine months ended September 30, 2022, compared to $583.3 million during the nine months ended September 30, 2021. Capital expenditures totaled $113.4 million for the nine months ended September 30, 2022, compared with $244.7 million for the nine months ended September 30, 2021. Total debt decreased by $97.2 million during the nine months to $531.8 million as of September 30, 2022, of which $474.5 million was classified as long-term debt. During the third quarter of 2022, Matson prepaid $50.4 million of outstanding principal on the 4.16% Prudential Series C-2 notes due 2027 and the 4.31% Prudential Series C-3 notes due 2032, which represented all of the remaining principal outstanding for both notes. As of September 30, 2022 Matson had available borrowings under its revolving credit facility of $642.2 million.

During the third quarter 2022, Matson repurchased approximately 1.1 million shares for a total cost of $88.4 million. As of September 30, 2022, the Company had approximately 3.0 million shares remaining in its share repurchase program.

On November 1, 2022, Matson Navigation Company, Inc., a wholly-owned subsidiary of Matson, signed vessel construction agreements with Philly Shipyard, Inc. for three new LNG-ready Aloha Class containerships. Each of the new 3,600 TEU vessels is expected to provide 500 containers of additional capacity per voyage in the CLX service. The contract cost of this new Jones Act vessel program is expected to be approximately $1 billion, and delivery of the first vessel is currently anticipated to be in the fourth quarter of 2026 with subsequent deliveries in the second and fourth quarters of 2027. Upon signing the agreements, the Company made its first milestone payment of $50 million from the CCF. The Company expects to finance the remaining construction-related payments with cash currently on deposit in the CCF, cash and cash equivalents on the balance sheet and through cash flows from operations, borrowings available under the Company’s unsecured revolving credit facility and additional debt financings.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.31 per share payable on December 1, 2022 to all shareholders of record as of the close of business on November 10, 2022.

Teleconference and Webcast

A conference call is scheduled on November 2, 2022 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s third quarter results.

Date of Conference Call:	Wednesday, November 2, 2022
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register.vevent.com/register/BId470887075974c638c7f980ef087a60f

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results, cash flow expectations and uses of cash and cash flow, Transpacific freight rates and Matson’s rate premium, volume levels and demand for Matson’s CLX and CLX+ services, tourism levels, unemployment rates, energy-related exploration and production activity, economic drivers in Hawaii, Alaska and Guam, economic conditions in the U.S. and global economies, inflation, interest rates, personal and discretionary income, rail services, new vessel program and its contributions to net income, operating income and EBITDA, new vessel delivery dates, fleet capacity and efficiency, new vessel speeds, capital expenditures, the costs and timing of liquified natural gas installations on certain vessels, achievement of greenhouse gas emissions reductions goals, fleet deployments, vessel transit times, organic growth opportunities, timing and amount of contribution to Capital Construction Fund (“CCF”), timing and amount of federal and state cash tax savings, new vessel financing, and share repurchase activity. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; changes in economic conditions or governmental policies, including from the COVID-19 pandemic; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition or improvements in competitors’ service levels; our relationship with customers, agents, vendors and partners and changes in related agreements; fuel prices, our ability to collect fuel related surcharges and/or the cost or limited availability of required fuels; evolving stakeholder expectations related to environmental, social and governance matters; timely or successful completion of fleet upgrade initiatives; the occurrence of poor weather, natural disasters, maritime accidents, spill events and other physical and operating risks, including those arising from climate change; transitional and other risks arising from climate change; the magnitude and timing of the impact of public health crises, including COVID-19; significant operating agreements and leases that may not be replaced on favorable terms; any unanticipated dry-dock or repair expenses; the occurrence of any event, change or other circumstances that could give rise to the termination of the new vessel construction agreements; the ability of the shipyard to construct and deliver the Aloha class vessels; joint venture relationships; conducting business in a foreign shipping market, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, terrorist attacks or other acts of violence; consummating and integrating acquisitions; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2021 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2022	2021	2022	2021
Operating Revenue:
Ocean Transportation	$918.5	$863.5	$2,911.6	$2,106.9
Logistics	196.3	208.1	629.8	551.4
Total Operating Revenue	1,114.8	1,071.6	3,541.4	2,658.3

Costs and Expenses:
Operating costs	(738.4)	(649.3)	(2,170.5)	(1,809.6)
Income from SSAT	23.4	13.0	82.1	35.0
Selling, general and administrative	(64.5)	(57.4)	(192.0)	(171.7)
Total Costs and Expenses	(779.5)	(693.7)	(2,280.4)	(1,946.3)

Operating Income	335.3	377.9	1,261.0	712.0
Interest income	1.3	—	1.3	—
Interest expense	(5.0)	(5.1)	(14.3)	(17.9)
Other income (expense), net	2.5	1.8	6.3	4.7
Income before Taxes	334.1	374.6	1,254.3	698.8
Income taxes	(68.1)	(91.4)	(268.4)	(165.9)
Net Income	$266.0	$283.2	$985.9	$532.9

Basic Earnings Per Share	$6.95	$6.60	$24.83	$12.31
Diluted Earnings Per Share	$6.89	$6.53	$24.65	$12.19

Weighted Average Number of Shares Outstanding:
Basic	38.3	42.9	39.7	43.3
Diluted	38.6	43.4	40.0	43.7

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(In millions)	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$242.8	$282.4
Other current assets	631.7	422.1
Total current assets	874.5	704.5
Long-term Assets:
Investment in SSAT	87.2	58.7
Property and equipment, net	1,907.4	1,878.3
Goodwill	327.8	327.8
Intangible assets, net	178.0	181.1
Capital Construction Fund	565.0	—
Other long-term assets	519.1	542.7
Total long-term assets	3,584.5	2,988.6
Total assets	$4,459.0	$3,693.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$57.3	$65.0
Other current liabilities	542.6	547.4
Total current liabilities	599.9	612.4
Long-term Liabilities:
Long-term debt, net of deferred loan fees	461.3	549.7
Deferred income taxes	687.8	425.2
Other long-term liabilities	411.4	438.4
Total long-term liabilities	1,560.5	1,413.3

Total shareholders’ equity	2,298.6	1,667.4
Total liabilities and shareholders’ equity	$4,459.0	$3,693.1

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(In millions)	2022	2021
Cash Flows From Operating Activities:
Net income	$985.9	$532.9
Reconciling adjustments:
Depreciation and amortization	105.6	100.9
Amortization of operating lease right of use assets	113.9	73.9
Deferred income taxes	146.3	30.3
Share-based compensation expense	15.5	14.2
Income from SSAT	(82.1)	(35.0)
Distributions from SSAT	40.3	46.9
Other	(0.2)	(1.1)
Changes in assets and liabilities:
Accounts receivable, net	13.9	(75.2)
Deferred dry-docking payments	(16.7)	(25.8)
Deferred dry-docking amortization	18.6	18.0
Prepaid expenses and other assets	(110.2)	(46.7)
Accounts payable, accruals and other liabilities	(5.0)	30.2
Operating lease liabilities	(113.8)	(72.1)
Other long-term liabilities	(9.5)	(8.1)
Net cash provided by operating activities	1,102.5	583.3

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(11.9)	—
Other capital expenditures	(113.4)	(244.7)
Cash deposits into Capital Construction Fund	(579.7)	(31.2)
Withdrawals from Capital Construction Fund	14.7	31.2
Other	(2.6)	2.2
Net cash used in investing activities	(692.9)	(242.5)

Cash Flows From Financing Activities:
Repayments of debt	(97.2)	(41.1)
Proceeds from revolving credit facility	—	304.3
Repayments of revolving credit facility	—	(376.1)
Payment of financing costs	—	(3.0)
Dividends paid	(36.9)	(33.3)
Repurchase of Matson common stock	(296.9)	(115.7)
Tax withholding related to net share settlements of restricted stock units	(19.6)	(14.4)
Net cash used in financing activities	(450.6)	(279.3)

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(41.0)	61.5
Cash, Cash Equivalents and Restricted Cash, Beginning of the Period	287.7	19.7
Cash, Cash Equivalents and Restricted Cash, End of the Period	$246.7	$81.2

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$242.8	$75.9
Restricted Cash	3.9	5.3
Total Cash, Cash Equivalents and Restricted Cash, End of the Period	$246.7	$81.2

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$13.6	$15.3
Income tax payments, net of refunds	$212.4	$162.1

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$3.9	$5.6

MATSON, INC. AND SUBSIDIARIES

Net Income to EBITDA Reconciliations

(Unaudited)

EBITDA RECONCILIATION

		Three Months Ended
		September 30,			Last Twelve
(In millions)		2022	2021	Change	Months
Net Income		$266.0	$283.2	$(17.2)	$1,380.4
Subtract:	Interest income	(1.3)	—	(1.3)	(1.3)
Add:	Interest expense	5.0	5.1	(0.1)	19.0
Add:	Income taxes	68.1	91.4	(23.3)	346.4
Add:	Depreciation and amortization	33.9	32.7	1.2	138.1
Add:	Dry-dock amortization	5.7	5.4	0.3	24.9
EBITDA (1)		$377.4	$417.8	$(40.4)	$1,907.5

		Nine Months Ended
		September 30,
(In millions)		2022	2021	Change
Net Income		$985.9	$532.9	$453.0
Subtract:	Interest income	(1.3)	—	(1.3)
Add:	Interest expense	14.3	17.9	(3.6)
Add:	Income taxes	268.4	165.9	102.5
Add:	Depreciation and amortization	103.9	97.9	6.0
Add:	Dry-dock amortization	18.6	18.0	0.6
EBITDA (1)		$1,389.8	$832.6	$557.2

(1)	EBITDA is defined as the sum of net income minus interest income plus interest expense, income taxes and depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.